EXHIBIT 10.11
CONTRIBUTION AGREEMENT
DATED AS OF
AUGUST 25, 2006
AMONG
EXEGY INCORPORATED,
PICO HOLDINGS, INC.,
AND
HYPERFEED TECHNOLOGIES, INC.

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APPENDICES
Appendix I — Definitions
EXHIBITS
Exhibit A — HyperFeed Debt
Exhibit B — Form of Indemnification Agreement
Exhibit C — Certificate of Incorporation

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CONTRIBUTION AGREEMENT
          CONTRIBUTION AGREEMENT, dated as of August 25, 2006 (the “Agreement”), by and between Exegy Incorporated, a Delaware corporation (“Exegy”), PICO Holdings, Inc., a California corporation (“PICO”), and HyperFeed Technologies, Inc., a Delaware corporation (“HyperFeed”).
RECITALS:
          WHEREAS, Exegy and HyperFeed are parties to that certain Agreement and Plan of Merger, dated June 19, 2006 (the “Merger Agreement”);
          WHEREAS, the parties hereto desire to terminate the Merger Agreement and enter into this Agreement to consummate the transactions as further described herein; and
          WHEREAS, upon the terms and subject to the conditions set forth herein, PICO desires to contribute to Exegy all of the outstanding shares of Common Stock of HyperFeed owned by PICO on the Closing Date; and
          WHEREAS, in exchange for such contribution, upon the terms and subject to the conditions set forth herein, Exegy desires to issue to PICO shares of Exegy’s Series A-3 Preferred Stock (the “A-3 Stock”).
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          For purposes of this Agreement, the capitalized terms used in this Agreement shall have the meanings specified or referred to in Appendix I hereto which is incorporated herein by reference.
ARTICLE II
THE SHARE CONTRIBUTION AND OPTION EXCHANGE
          Section 2.1. Contribution of the HyperFeed Shares. At Closing, PICO shall contribute to Exegy all of the outstanding shares of Common Stock of HyperFeed owned by PICO on the Closing Date (including such shares of Common Stock of HyperFeed issued to PICO pursuant to the conversion of debt as described in Section 9.2(d)) free and clear of all Liens (collectively, the “HyperFeed Shares”).
          Section 2.2. Consideration. As consideration for PICO’s contribution of the HyperFeed Shares to Exegy pursuant to Section 2.1 hereof, on the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, Exegy shall, at Closing, issue to PICO fifteen million, four hundred twenty-one thousand, sixty-seven (15,421,067) shares of A-3 Stock which Exegy represents and warrants to PICO is equal to 50% of the outstanding shares of all classes of Exegy stock as of and on the Closing Date on an “as converted” basis. The number of Exegy shares to be issued to PICO at Closing shall be adjusted, if necessary, to equal 50% of the then outstanding shares of all classes of Exegy stock as of the Closing Date on an “as converted” basis. Such adjustment shall not constitute a breach of Exegy’s representation and warranty contained in this Section.
          Section 2.3. Cancellation of HyperFeed Options. Following the Closing, HyperFeed will continue to maintain the HyperFeed Technologies, Inc. 1999 Combined Incentive and Non-Statutory Stock Option Plan (the “Plan”) until the consummation of the Going-Private Transaction and all options issued thereunder shall vest in accordance with the terms thereof. No option grants will be made under the Plan following the date of this Agreement. If the current holders of HyperFeed stock options have not, on or before the consummation of the Going-Private Transaction, exercised any such vested and outstanding options, then HyperFeed shall cause such options to be cancelled pursuant to Section 12(c) of the Plan.
          Section 2.4. Equalization of Options. Exegy and PICO acknowledge that the number of outstanding Exegy options to acquire common stock granted pursuant to compensatory stock options exceeds the number of outstanding HyperFeed warrants and options to acquire common stock, and agree that those amounts should a be equal as of or immediately after the Closing. Accordingly, at the Closing, Exegy shall:
               (a) issue new warrants to PICO for the purchase of 250,000 shares of Exegy common stock at an exercise price per share no greater than $1.15 pursuant to a mutually acceptable warrant agreement (the “PICO Warrants”);
               (b) with respect to each individual who is an employee of Exegy at Closing and who has one or more HyperFeed stock options, Exegy shall, at Closing, grant to such person an option to purchase a share of Exegy common stock for each HyperFeed stock option held by such person as of the Closing Date (collectively, the “Employee Options”). The exercise price per share of such Employee Options shall be the then fair market value of a share of Exegy common stock as determined by Exegy’s Board of Directors. Such employee Options shall be granted pursuant to either a newly adopted Exegy employee option plan or pursuant to an amendment of its existing equity based plan so as to allow the granting of Employee Options;
               (c) either adopt a new Exegy employee option plan, or amend its existing equity based plan so as to allow for the granting of compensatory stock options to those individuals eligible to participate in HyperFeed’s equity based plan that number of stock options equal to the outstanding Exegy options on the Closing Date minus the sum of (i) the PICO Warrants and (ii) the Employee Options (the “Equalization Options”). The parties intend that as of or immediately after the Closing Date the number of shares of Exegy common stock issuable upon exercise of the Equalization Options, Employee Options and PICO Warrants shall equal the number of shares of Exegy common stock issuable upon exercise of options granted under Exegy’s current equity based plan; and
               (d) reserve a sufficient number of shares of Exegy common stock to allow for in the aggregate: (i) the conversion of all Exegy Preferred Stock; (ii) the conversion of the A-3 Stock; (iii) the exercise of all Employee Options; and (iv) Equalization Options and for the exercise of PICO Warrants.
ARTICLE III
CLOSING
          Section 3.1. Closing. Subject to the terms and conditions of this Agreement, the contribution of the HyperFeed Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Central Time, on the later to occur of the fifth Business Day following the satisfaction or waiver of all other conditions to the obligations of the parties set forth in Article VII, at the offices of Stinson Morrison Hecker LLP, 100 South Fourth Street, St. Louis, Missouri 63102, or at such other time or on such other date or at such other place as the parties hereto may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
          Section 3.2. Closing Deliveries by PICO. At the Closing, PICO shall deliver to Exegy: stock certificates evidencing the HyperFeed Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank;
               (a) the certificate required to be delivered pursuant to Section 8.2(a)(iii);
               (b) all consents, waivers or approvals obtained by PICO from third parties in connection with this Agreement;
               (c) the Indemnification Agreement;
               (d) a certificate of good standing of PICO from the Secretary of State of the State of California;
               (e) evidence reasonably satisfactory to Exegy that the HyperFeed Debt has been converted into HyperFeed Common Stock;
               (f) a duly executed copy of the Investor Rights Agreement, signed by PICO;
               (g) evidence reasonably satisfactory to Exegy that all outstanding warrants of HyperFeed have been surrendered by PICO and cancelled; and
               (h) such other agreements, documents, instruments and writings as are reasonably required to be delivered by Exegy at or prior to the Closing Date pursuant to this Agreement.
          Section 3.3. Closing Deliveries by HyperFeed. At the Closing, HyperFeed shall deliver to Exegy:
          (a) the certificate required to be delivered pursuant to Section 8.2(b)(iii); and

          (b) a certificate of good standing of HyperFeed from the Secretary of State of the State of Delaware.
          Section 3.4. Closing Deliveries by Exegy. At the Closing, Exegy shall deliver to PICO:
               (a) stock certificates evidencing the A-3 Stock issuable pursuant to Section 2.2, duly executed by an authorized officer of Exegy;
               (b) the certificate required to be delivered pursuant to Section 8.3(a)(iii);
               (c) all consents, waivers or approvals obtained by Exegy from third parties in connection with this Agreement;
               (d) evidence reasonably satisfactory to PICO that the Third Amended and Restated Certificate of Incorporation was duly filed;
               (e) a certificate of good standing of Exegy from the Secretary of State of the State of Delaware;
               (f) a duly executed copy of the Investor Rights Agreement to be signed by PICO;
               (g) the PICO Warrants;
               (h) Employee Options for delivery to existing HyperFeed option holders as provided for in Section 2.3 hereof; and
               (i) such other agreements, documents, instruments and writings as are reasonably required to be delivered by PICO at or prior to the Closing Date pursuant to this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PICO
          Except as disclosed in (a) any publicly available report, form, schedule, definitive registration statement or definitive proxy statement filed since December 31, 2005 by PICO with the SEC pursuant to the Securities Act, as amended, or the Exchange Act, as amended or (b) in the PICO Disclosure Schedule delivered to Exegy separately prior to, or contemporaneously with, the date hereof (each section or subsection of which qualifies the correspondingly numbered representation or warranty to the extent specified therein), PICO represents and warrants to Exegy that:
          Section 4.1. Organization and Authority of PICO. PICO is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power and authority to own the HyperFeed Shares, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to carry on its business as now conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of PICO and no other corporate proceeding on the part of PICO is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PICO, and constitutes a valid and binding agreement of PICO, enforceable against PICO in accordance with its terms, except to the extent that the enforceability (i) may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity, (ii) may be limited by the availability of the equitable remedy of specific performance and injunctive relief so subject to the discretion of the court before which the proceeding may be brought, and (iii) the enforceability of provisions relating to indemnification may be limited by applicable federal, state, or other securities laws or the public policy underlying such laws.
          Section 4.2. Governmental Authorization. The execution, delivery and performance by PICO of this Agreement and the consummation by PICO of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity by PICO other than (a) compliance with any applicable requirements of the Securities Act and the Exchange Act; (b) such as may be required under any applicable state securities or blue sky laws; and (c) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings that in the case of this Section 4.2(c), if not obtained or made, would not, individually or in the aggregate (x) be reasonably likely to have a PICO Material Adverse Effect, or (y) prevent or materially impair the ability of PICO to consummate the transactions contemplated by this Agreement.
          Section 4.3. Non-Contravention. The execution, delivery and performance by PICO of this Agreement and the consummation by PICO of the transactions contemplated hereby do not and will not (a) contravene or conflict with PICO’s Certificate of Incorporation or Bylaws, (b) assuming compliance with the matters referred to in Section 4.2 of this Agreement, contravene or conflict with or constitute a violation of any provision of any Law, regulation, judgment, injunction, order or decree binding upon or applicable to PICO, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of PICO, or to a loss of any benefit or status to which PICO, is entitled under any provision of any agreement, contract or other instrument binding upon PICO or any license, franchise, permit or other similar authorization held by PICO, or (d) result in the creation or imposition of any Lien on any asset of PICO, other than, in the case of each of Sections 4.3(b), (c) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have a PICO Material Adverse Effect or (y) prevent or materially impair the ability of PICO to consummate the transactions contemplated by this Agreement.
          Section 4.4. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, PICO, who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

          Section 4.5. Litigation. There are no actions, suits, investigations, arbitrations or other proceedings pending against, or to the Knowledge of PICO threatened against, PICO, or any of its assets or properties before any arbitrator or Governmental Entity that are, individually or in the aggregate, reasonably likely to (a) have a PICO Material Adverse Effect, or (b) prevent PICO from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HYPERFEED
          Except as disclosed in (a) any publicly available report, form, schedule, definitive registration statement or definitive proxy statement filed since May 9, 2006 by HyperFeed with the SEC pursuant to the Securities Act, as amended, or the Exchange Act, as amended (collectively, “HyperFeed SEC Reports”) or (b) the HyperFeed Disclosure Schedule delivered to Exegy separately prior to, or contemporaneously with, the date hereof (each section or subsection of which qualifies the correspondingly numbered representation or warranty to the extent specified therein), HyperFeed represents and warrants to Exegy that:
          Section 5.1. Organization and Qualification of HyperFeed. HyperFeed is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to own, operate or lease its properties, and to conduct its business as it is now being conducted and as described in the HyperFeed SEC documents. HyperFeed is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not individually or in the aggregate, reasonably be expected to have a HyperFeed Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of HyperFeed and no other corporate proceeding on the part of HyperFeed is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HyperFeed, and constitutes a valid and binding agreement of HyperFeed, enforceable against HyperFeed in accordance with its terms, except to the extent that the enforceability (i) may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity, (ii) may be limited by the availability of the equitable remedy of specific performance and injunctive relief so subject to the discretion of the court before which the proceeding may be brought, and (iii) the enforceability of provisions relating to indemnification may be limited by applicable federal, state, or other securities laws or the public policy underlying such laws.
          Section 5.2. HyperFeed SEC Documents.
               (a) HyperFeed has filed all reports, filings, schedules, registration statements and other documents required to be filed or furnished by it with/to the SEC since January 1, 2003, except where the failure to file such report, registration, schedule would not individually or in the aggregate reasonably be expected to have a HyperFeed Material Adverse Effect.
               (b) As of its filing date, each HyperFeed SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.
          Section 5.3. Absence of Certain Changes. Since December 31, 2005, except as disclosed in (or incorporated by reference in) a HyperFeed SEC Document or otherwise expressly contemplated by this Agreement, HyperFeed has conducted its business in all material respects in the ordinary course and there has not been any action or event that, individually or in the aggregate, has had or would be reasonably likely to have a HyperFeed Material Adverse Effect.
          Section 5.4. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, HyperFeed or any HyperFeed Subsidiary who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.
          Section 5.5. Capitalization.
               (a) The authorized capital stock of HyperFeed consists of (i) 50,000,000 shares of HyperFeed Common Stock, and (ii) 5,000,000 shares of HyperFeed Preferred Stock. At the close of business on August 24, 2006 (A) 7,643,474 shares of HyperFeed Common Stock were issued and outstanding, (B) stock options to purchase an aggregate 773,140 shares of HyperFeed Common Stock were issued and outstanding (of which options to purchase an aggregate of 136,477 shares of HyperFeed Common Stock were exercisable), (C) warrants to purchase an aggregate of 250,000 shares of HyperFeed Common Stock were issued and outstanding, (D) no shares of HyperFeed Common Stock or HyperFeed Preferred Stock were held in its treasury, except as disclosed in the HyperFeed Financial Statements, (E) no shares of HyperFeed Preferred Stock were issued and outstanding, and (F) no stock options or warrants to purchase HyperFeed Preferred Stock were issued and outstanding. All of the issued and outstanding shares of capital stock of HyperFeed have been duly authorized and validly issued and outstanding and fully paid and nonassessable.
               (b) As of the date hereof, except (i) as set forth in this Section 4.9, and (ii) for changes since December 31, 2005, resulting from the exercise of stock options outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of HyperFeed, (y) securities of HyperFeed convertible into or exchangeable for shares of capital stock or voting securities of HyperFeed, or (z) options or other rights to acquire from HyperFeed, and no obligation of HyperFeed to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of HyperFeed (the items in clauses (x), (y) and (z) being referred to collectively as the “HyperFeed Securities”). There are no outstanding obligations of HyperFeed or any HyperFeed Subsidiary to repurchase, redeem or otherwise acquire any HyperFeed Securities. There are no outstanding contractual obligations of HyperFeed to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. As of the date hereof, other than as specifically provided in the Articles of Incorporation of HyperFeed, there are no stockholder agreements, voting trusts or other agreements or understandings to which HyperFeed is a party, or of which HyperFeed is aware, relating to voting, registration or disposition of any shares of capital stock of HyperFeed.
          Section 5.6. Taxes.
               (a) All material Tax returns (including information returns), declarations, statements, reports and forms (collectively, the “HyperFeed Returns”) required to be filed by, or with respect to, HyperFeed or any HyperFeed Subsidiary have been duly and timely filed and are correct and complete in all materials respects.
               (b) Each of HyperFeed and each HyperFeed Subsidiary has timely paid all Taxes due and payable (whether or not shown on any HyperFeed Return).
               (c) HyperFeed and each HyperFeed Subsidiary has made adequate provision for all unpaid Taxes, being current Taxes not yet due and payable.
               (d) There is no action, suit, proceeding, audit or claim now pending or to HyperFeed’s Knowledge proposed or threatened against or with respect to HyperFeed or any HyperFeed Subsidiary in respect of any Tax.
               (e) HyperFeed has not been a member of an affiliated, consolidated, combined or unitary group other than one of which HyperFeed or PICO was the common parent.
               (f) There are no Tax liens upon any of the assets of the Company, in each case except liens for Taxes not yet due and payable.
               (g) Hyperfeed will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any :(i) change in method of accounting for a taxable period ending on or prior to the Closing; (ii) ”closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss amount described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income tax Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing; or (v) prepaid amount received on or prior to the Closing.
          Section 5.7. Employee Benefits.
               (a) Section 5.7 of the HyperFeed Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974 (“ERISA”), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by HyperFeed or any HyperFeed Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to Exegy together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), all summary plan descriptions and material employee communications prepared in connection with any such plan. Such plans are referred to collectively herein as the “HyperFeed Employee Plans.” For purposes of this Section 5.7, “ERISA Affiliate” of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.
               (b) No HyperFeed Employee Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. At no time has HyperFeed or any of its ERISA Affiliates contributed to, or been required to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or any other plan subject to Title IV of ERISA (a “Retirement Plan”), and neither HyperFeed nor any of its ERISA Affiliates has, or ever has had, any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a Multiemployer Plan.
               (c) Each HyperFeed Employee Plan that is intended to be qualified under Section 401(a) of the Code now meets, and at all times since its inception has met, the requirements for such qualification other than such requirements for which a remedial amendment period has not expired, and each trust forming a part thereof is now, and at all times since its inception has been, exempt from tax pursuant to Section 501(a) of the Code. Each such plan has received a favorable determination letter from or is reasonably permitted to rely on a favorable opinion letter from, the Internal Revenue Service to the effect that such plan is qualified and its related trust is exempt from federal income taxes. HyperFeed has furnished, or will make available upon request, to Exegy copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such HyperFeed Employee Plan. Each HyperFeed Employee Plan has been maintained and administered in substantial compliance with its terms (except that in any case in which any HyperFeed Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet to be amended to reflect such provision, such plan has been maintained and administered in accordance with the provision) and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such HyperFeed Employee Plan. All material reports, returns and similar documents with respect to each HyperFeed Employee Plan required to be filed with any governmental agency or distributed to any HyperFeed Employee Plan participant have been duly timely filed and distributed.
               (d) There is no contract, agreement, plan or arrangement that, as a result of the transactions contemplated by this Agreement, would be reasonably likely to obligate HyperFeed to make any payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

               (e) Except as disclosed in writing to Exegy prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any HyperFeed Employee Plan that would increase materially the expense of maintaining such HyperFeed Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2005.
               (f) No HyperFeed Employee Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of HyperFeed or any HyperFeed Subsidiary.
          Section 5.8. Compliance with Laws; Licenses, Permits and Registrations.
               (a) To the Knowledge of HyperFeed, neither HyperFeed nor any HyperFeed Subsidiary is in violation of, nor has HyperFeed or any HyperFeed Subsidiary been notified that it has violated, any applicable provisions of any Laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, are not reasonably likely to have a HyperFeed Material Adverse Effect.
               (b) To the Knowledge of HyperFeed, HyperFeed and its Subsidiaries each have all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by HyperFeed and/or any HyperFeed Subsidiary to carry on their business as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have a HyperFeed Material Adverse Effect.
          Section 5.9. Litigation. There are no actions, suits, investigations, arbitrations or other proceedings pending against, or to the Knowledge of HyperFeed threatened against, HyperFeed or any of its assets or properties before any arbitrator or Governmental Entity that are, individually or in the aggregate, reasonably likely to (a) have a HyperFeed Material Adverse Effect, or (b) prevent HyperFeed from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement.
          Section 5.10. Title to Properties.
               (a) HyperFeed has good and marketable title to, or valid leasehold interests in, all its properties and assets reflected in the HyperFeed Financial Statements as being owned or leased by HyperFeed, except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that are not reasonably likely to have a HyperFeed Material Adverse Effect. All such assets and properties, other than assets and properties in which HyperFeed has leasehold interests, are free and clear of all Liens, except for Liens which are not reasonably likely to have a HyperFeed Material Adverse Effect.

               (b) HyperFeed and each HyperFeed Subsidiary (i) is in substantial compliance with the terms of all leases to which any of them, are, respectively, a party and under which it is in occupancy, and all such leases are in full force and effect and (ii) enjoys peaceful and undisturbed possession under all such leases.
          Section 5.11. Intellectual Property.
               (a) HyperFeed owns or has a valid license to use, free and clear of all liens all material: (i) Marks; (ii) Patents; (iii) Copyrights; and (iv) Trade Secrets; necessary to (x) carry on the business of HyperFeed as currently conducted, and (y) make, have made, use, distribute and sell all products currently sold by HyperFeed.
               (b) HyperFeed has not received any notification or other communication of the existence of any dispute or disagreement with respect to any agreement to which HyperFeed is a party, relating to any of the Marks, Patents, Copyrights, or Trade Secrets owned by HyperFeed (collectively, “HyperFeed Intellectual Property”), and to HyperFeed’s Knowledge, there are no such threatened disputes or disagreements.
               (c) All current and former employees of HyperFeed who developed or have developed intellectual property within the scope of their employment with HyperFeed have executed written contracts with HyperFeed that assign to HyperFeed all rights to any inventions, improvements, discoveries, or information relating to the business of HyperFeed. To HyperFeed’s Knowledge, no employee of HyperFeed or any HyperFeed Subsidiary has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than HyperFeed.
               (d) All Patents owned by HyperFeed which have been filed with a Patent Office are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions except where the failure to have such ownership or license is not reasonably likely to have a HyperFeed Material Adverse Effect.
               (e) HyperFeed uses reasonable procedures to keep Trade Secrets owned by HyperFeed confidential, and Trade Secrets owned by HyperFeed have been disclosed only under written agreements that require the recipient to hold such Trade Secrets confidential.
               (f) No Patent owned by HyperFeed has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. HyperFeed has not received notification of any potentially interfering patent or patent application of any third party.
               (g) To HyperFeed’s Knowledge, no HyperFeed Intellectual Property is infringed or has been challenged or threatened in any way. To HyperFeed’s Knowledge, none of the products manufactured and sold or proposed to be sold, nor any process or know-how used, by HyperFeed or any HyperFeed Subsidiary infringes or is alleged to infringe any Patent or other proprietary right of any other Person.

               (h) Other than the software licenses set forth in the HyperFeed Disclosure Schedule, HyperFeed is not required to make any payments to any third parties in connection with third party technology embedded in the HyperFeed Intellectual Property.
               (i) All products made, used, or sold under Patents owned by HyperFeed have been marked with the proper patent notice except where the failure to have such ownership or license is not reasonably likely to have a HyperFeed Material Adverse Effect.
          Section 5.12. Environmental Matters. With such exceptions as, individually or in the aggregate, are not reasonably likely to have a HyperFeed Material Adverse Effect, (i) no written notice, notification, demand, request for information, summons, complaint or order has been received by HyperFeed or any HyperFeed Subsidiary, and no investigation, action, claim, suit, proceeding or review is pending or to the Knowledge of HyperFeed, threatened by any Person against, HyperFeed or any HyperFeed Subsidiary with respect to any applicable Environmental Law and (ii) to the Knowledge of HyperFeed, HyperFeed and each HyperFeed Sub is and has been in compliance with all applicable Environmental Laws.
          Section 5.13. Material Agreements.
               (a) As of the date of this Agreement, there are no material agreements, contracts, commitments or other instruments to which HyperFeed or its Subsidiaries is a party which are required to be filed, but have not yet been filed, as an exhibit to any HyperFeed SEC Documents under the Securities Act, the Exchange Act, and rules and regulations of the SEC promulgated thereunder.
               (b) To the Knowledge of HyperFeed, neither HyperFeed nor any HyperFeed Subsidiary has materially violated or breached, or committed any material default under, any contract or agreement, and, to the Knowledge of HyperFeed, no other Person has materially violated or breached, or committed any material default under, any contract or agreement to which HyperFeed or any HyperFeed Subsidiary is a party. No event has occurred which, after notice or the passage of time or both, would constitute a default by HyperFeed or any HyperFeed Subsidiary under any contract or agreement or give any Person the right to (A) declare a default or exercise any remedy under any contract or agreement, (B) receive or require a rebate, chargeback, penalty or change in delivery schedule under any contract or agreement, (C) accelerate the maturity or performance of any contract or agreement, or (D) cancel, terminate or modify any contract or agreement, in each case which, together with all other events of the types referred to in clauses (A), (B), (C) and (D) of this sentence has had or may reasonably be expected to have a HyperFeed Material Adverse Effect. All such contracts and agreements will continue, after the Closing, to be binding in all material respects in accordance with their respective terms until their respective expiration dates.
          Section 5.14. Certain Business Practices. Neither HyperFeed nor any HyperFeed Subsidiary, nor to the Knowledge of HyperFeed, any director, officer or employee of HyperFeed has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

          Section 5.15. Insurance. HyperFeed has made available to Exegy a summary of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of HyperFeed. Subject to expirations and renewals of insurance policies in the ordinary course of business, all of such insurance policies are in full force and effect. Since December 31, 2003, HyperFeed has not received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any material insurance policy, (ii) refusal of any coverage or rejection of any material claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of HyperFeed other than claims incurred in the ordinary course of business.
          Section 5.16. Financial Statements; No Material Undisclosed Liabilities.
               (a) The audited consolidated balance sheets of HyperFeed as of December 31, 2003, 2004 and 2005, together with the related audited consolidated statements of operations, shareholders’ equity and cash flows for the three months ended contained in HyperFeed SEC Documents filed on forms 10-K or 10-Q, and the notes thereto (the “HyperFeed Financial Statements”) fairly present in all material respects, in conformity with GAAP consistently applied (except as may be indicated in the notes thereto or in the case of unaudited financial statements, as permitted by Form 10-Q and Rule 10-01 of Regulation S-X promulgated by the SEC), the financial position of HyperFeed as of their respective dates and its results of operations, shareholders’ equity and consolidated cash flows for the periods then ended (except that unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, and except for the absence of permitted footnote disclosures in the unaudited financial statements).
               (b) Except as disclosed in the HyperFeed SEC Documents, there are no liabilities of HyperFeed of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a balance sheet of HyperFeed, other than:
               (c) liabilities or obligations disclosed or provided for in the HyperFeed Balance Sheet or disclosed in the notes thereto or which were fully incurred or paid after December 31, 2005 in the ordinary course of business;
                    (i) liabilities or obligations under this Agreement or accrued in connection with the transactions contemplated hereby; and
                    (ii) liabilities or obligations not referenced in Sections 5.15(b)(i) or (ii) above that individually or in the aggregate, are not reasonably likely to have a HyperFeed Material Adverse Effect.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF EXEGY
          Except as disclosed in the Exegy Disclosure Schedule delivered to PICO separately prior to, or contemporaneously with, the date hereof (each section or subsection of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein), Exegy represents and warrants to PICO that:
          Section 6.1. Organization and Authority of Exegy. Exegy is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to carry on its business as now conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Exegy and no other corporate proceeding on the part of Exegy is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Exegy, and constitutes a valid and binding agreement of Exegy, enforceable against Exegy in accordance with its terms, except to the extent that the enforceability (i) may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity, (ii) may be limited by the availability of the equitable remedy of specific performance and injunctive relief so subject to the discretion of the court before which the proceeding may be brought, and (iii) the enforceability of provisions relating to indemnification may be limited by applicable federal, state, or other securities laws or the public policy underlying such laws.
          Section 6.2. Governmental Authorization. The execution, delivery and performance by Exegy of this Agreement and the consummation by Exegy of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity by Exegy other than (a) compliance with any applicable requirements of the Securities Act and the Exchange Act; (b) such as may be required under any applicable state securities or blue sky laws; (c) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings that, in the case of this Section 6.2(c), if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have an Exegy Material Adverse Effect, or (y) prevent or materially impair the ability of Exegy to consummate the transactions contemplated by this Agreement.
          Section 6.3. Non-Contravention. The execution, delivery and performance by Exegy of this Agreement and the consummation by Exegy of the transactions contemplated hereby do not and will not (a) contravene or conflict with Exegy’s Certificate of Incorporation or Bylaws, (b) assuming compliance with the matters referred to in Section 6.2 of this Agreement, contravene or conflict with or constitute a violation of any provision of any Law, regulation, judgment, injunction, order or decree binding upon or applicable to Exegy, (c) constitute a breach or default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Exegy or any Exegy Subsidiary or to a loss of any benefit or status to which Exegy is entitled under any provision of any agreement, contract or other instrument binding upon Exegy or any Exegy Subsidiary or any license, franchise, permit or other similar authorization held by Exegy or any Exegy Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of Exegy; except in the case of each of Sections 6.3 (b), (c) and (d) of this Agreement, any such items that would not, individually or in the aggregate (x) be reasonably likely to have an Exegy Material Adverse Effect or (y) prevent or materially impair the ability of Exegy to consummate the transactions contemplated by this Agreement.
          Section 6.4. Information to be Supplied. No representation or warranty made by it in this Agreement nor any statement by it contained in the Exegy Disclosure Schedule, contains any untrue statement of a material fact, or omits to state any material fact, required to be stated therein, in light of the circumstances in which it was made, to make the statement herein or therein contained not misleading.
          Section 6.5. Absence of Certain Changes. Since December 31, 2005, except as otherwise expressly contemplated by this Agreement, Exegy and the Exegy Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Exegy or any Exegy Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have an Exegy Material Adverse Effect, (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have an Exegy Material Adverse Effect, (c) any incurrence, assumption or guarantee by Exegy of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices, or (d) any change in accounting or Tax accounting method, or any material arrangements, agreements or elections made with respect to Taxes.
          Section 6.6. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Exegy or any Exegy Subsidiary or who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.
          Section 6.7. Capitalization.
               (a) The authorized capital stock of Exegy as of the date of this Agreement consists of (i) 26,246,376 shares of which 15,666,672 shares have been designated Common Stock; and 10,579,704 shares have been designated Exegy Preferred Stock, of which 3,333,328 shares have been designated Series A Preferred Stock and 7,246,376 shares have been designated Series A-2 Preferred Stock. As of August 22, 2006, (A) 2,000,000 shares of Exegy Common Stock were issued and outstanding, (B) Stock Options to purchase an aggregate of 1,541,963 shares of Exegy Common Stock were issued and outstanding (of which options to purchase an aggregate of 205,087 shares of Exegy Common Stock were exercisable), (C) no shares of Exegy Common Stock were held in its treasury, except as disclosed in the Exegy Financial Statements, (D) 10,025,690 shares of Exegy Preferred Stock were issued and outstanding, (E) Stock Options to purchase an aggregate of -0- shares of Exegy Preferred Stock were issued and outstanding (of which options to purchase an aggregate of -0- shares of Exegy Preferred Stock were exercisable). All outstanding shares of capital stock of Exegy have been duly authorized and validly issued and are fully paid and nonassessable. All Stock Options outstanding as of the date hereof (including the name of the option holder, the date of grant, the exercise price and number of shares exercisable under such options) are set forth on Section 6.7 of the Exegy Disclosure Schedule.
               (b) As of the date hereof, except (i) as set forth in this Section 6.7, and (ii) for changes since December 31, 2005, resulting from the exercise of stock options outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of Exegy, (y) securities of Exegy convertible into or exchangeable for shares of capital stock or voting securities of Exegy, or (z) options or other rights to acquire from Exegy, and no obligation of Exegy to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Exegy (the items in clauses (x), (y) and (z) being referred to collectively as the “Exegy Securities”). There are no outstanding obligations of Exegy or any Exegy Subsidiary to repurchase, redeem or otherwise acquire any Exegy Securities. There are no outstanding contractual obligations of Exegy to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. As of the date hereof, other than as specifically provided in the Articles of Incorporation of Exegy, there are no stockholder agreements, voting trusts or other agreements or understandings to which Exegy is a party, or of which Exegy is aware, relating to voting, registration or disposition of any shares of capital stock of Exegy.
          Section 6.8. Subsidiaries. Section 6.8 of the Exegy Disclosure Schedule sets forth a true and complete list of all Exegy Subsidiaries.
          Section 6.9. Financial Statements; No Material Undisclosed Liabilities.
               (a) The audited consolidated balance sheets of Exegy as of December 31, 2003, December 31, 2004 and December 31, 2005, together with the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years then ended and the notes thereto (the “Exegy Financial Statements”), fairly present in all material respects, in conformity with GAAP consistently applied (except as may be indicated in the notes thereto), the financial position of Exegy as of the dates thereof and its results of operations, stockholders’ equity and consolidated cash flows for the periods then ended.
               (b) There are no liabilities of Exegy of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a balance sheet of Exegy, other than:
                    (i) liabilities or obligations disclosed or provided for in the Exegy Balance Sheet or disclosed in the notes thereto or which were fully incurred or paid after December 31, 2005 in the ordinary course of business;
                    (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and
                    (iii) other liabilities or obligations that individually or in the aggregate, would not be reasonably likely to have an Exegy Material Adverse Effect.

          Section 6.10. Litigation. There are no actions, suits, investigations, arbitrations or other proceedings pending against, or to the Knowledge of Exegy threatened against, Exegy or any of its assets or properties before any arbitrator or Governmental Entity that are, individually or in the aggregate, reasonably likely to (a) have an Exegy Material Adverse Effect, or (b) adversely effect the ability of Exegy to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
          Section 6.11. Taxes.
               (a) All material Tax returns (including information returns), declarations, statements, reports and forms (collectively, the “Exegy Returns”) required to be filed by or with respect to Exegy or any Exegy Subsidiary have been duly and timely filed and are correct and complete in all materials respects.
               (b) Each of Exegy and each Exegy Subsidiary has timely paid all Taxes due and payable (whether or not shown on any Exegy Return).
               (c) Exegy and each Exegy Subsidiary has made adequate provision for all unpaid Taxes being current Taxes not yet due and payable.
               (d) There is no action, suit, proceeding, audit or claim now pending or to Exegy’s Knowledge proposed or threatened against or with respect to Exegy or any Exegy Subsidiary in respect of any Tax.
               (e) Neither Exegy nor any Exegy Subsidiary has been a member of an affiliated, consolidated, combined, unitary or similar group (other than one of which Exegy currently is the common parent).
               (f) Neither Exegy nor any Exegy Subsidiary has ever owned any debt or equity interests in any Person (other than the Exegy Subsidiaries with respect to Exegy).
               (g) None of Exegy or any of the Exegy Subsidiaries (A) is the beneficiary of any extension of time within which to file an Exegy Return, (B) is the subject of a waiver of any statute of limitations in respect of Taxes, or (C) is subject to any extension of time with respect to a Tax assessment or deficiency.
               (h) No written claim has ever been made by an authority in a jurisdiction where any of Exegy or any Exegy Subsidiary does not file Exegy Returns that any of them is subject to taxation by that jurisdiction.
               (i) Each of Exegy and the Exegy Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid and has complied, in all material respects, with all information reporting and backup withholding requirements.
               (j) Neither Exegy nor any Exegy Subsidiary is a party to any Tax indemnity, sharing or allocation agreement.

               (k) There are no Liens for Taxes upon any of the assets or property of any of the Exegy Subsidiaries.
               (l) Exegy has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
               (m) None of Exegy or any of the Exegy Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code.
               (n) None of Exegy or any of Exegy Subsidiaries has agreed to or is required to make any adjustment under Section 481 of the Code.
               (o) None of Exegy or any of the Exegy Subsidiaries is subject to a private ruling from, or agreement with, a tax authority.
               (p) None of Exegy or any of the Exegy Subsidiaries has any liability for the Taxes of any other Person, other than under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) with respect to any combined, consolidated, unitary or similar group of which such company currently is a member, (i) as a transferee or successor, (ii) by contract or (iii) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law).
               (q) None of Exegy or any of Exegy’s Subsidiaries (A) is a party to any joint venture or partnership, (B) has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code or (C) will be required to include any item in taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any installment sale, prepaid amount, intercompany transaction or excess loss account.
          Section 6.12. Employee Benefits.
               (a) Section 6.12(a) of the Exegy Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by Exegy or any of its ERISA Affiliates and covers any employee or former employee of Exegy or any Exegy Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to HyperFeed together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), all summary plan descriptions and material employee communications prepared in connection with any such plan. Such plans are referred to collectively herein as the “Exegy Employee Plans.” For purposes of this Section 6.12, “ERISA Affiliate” of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.
               (b) No Exegy Employee Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. At no time has Exegy or any of its ERISA Affiliates contributed to, or been required to contribute to, any Multiemployer Plan, or any Retirement Plan, and neither Exegy nor any of its ERISA Affiliates has, or ever has had, any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a Multiemployer Plan. To the Knowledge of Exegy, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any Exegy Employee Plan that is a Retirement Plan or, with respect to any Exegy Employee Plan that is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither Exegy nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have an Exegy Material Adverse Effect. To the Knowledge of Exegy, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Exegy Employee Plan has occurred that will make Exegy or any Exegy Subsidiary, or any officer or director of Exegy or any Exegy Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have an Exegy Material Adverse Effect.
               (c) Each Exegy Employee Plan that is intended to be qualified under Section 401(a) of the Code now meets, and at all times since its inception has met, the requirements for such qualification other than such requirements for which a remedial amendment period has not expired, and each trust forming a part thereof is now, and at all times since its inception has been, exempt from tax pursuant to Section 501(a) of the Code. Each such plan has received a favorable determination letter from or is reasonably permitted to rely on a favorable opinion letter from, the Internal Revenue Service to the effect that such plan is qualified and its related trust is exempt from federal income taxes. Exegy has furnished, or will make available upon request, to HyperFeed copies of the most recent Internal Revenue Service determination letters with respect to each such Exegy Employee Plan. Each Exegy Employee Plan has been maintained and administered in substantial compliance with its terms (except that in any case in which any Exegy Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet to be amended to reflect such provision, such plan has been maintained and administered in accordance with the provision) and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Exegy Employee Plan. All material reports, returns and similar documents with respect to each Exegy Employee Plan required to be filed with any governmental agency or distributed to any Exegy Employee Plan participant have been timely filed and distributed.
               (d) There is no contract, agreement, plan or arrangement that, as a result of the transactions contemplated by this Agreement, would be reasonably likely to obligate Exegy or any Exegy Subsidiary to make any payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

               (e) Except as disclosed in writing to HyperFeed prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Exegy Employee Plan that would increase materially the expense of maintaining such Exegy Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2005.
               (f) No Exegy Employee Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of Exegy or any Exegy Subsidiary.
          Section 6.13. Compliance with Laws; Licenses, Permits and Registrations.
               (a) Neither Exegy nor any Exegy Subsidiary is in violation of, nor has Exegy or any Exegy Subsidiary been notified that it has violated, any applicable provisions of any Laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, are not reasonably likely to have an Exegy Material Adverse Effect.
               (b) Exegy and each Exegy Subsidiary has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by Exegy and/or its Subsidiaries to carry on its business as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have an Exegy Material Adverse Effect.
          Section 6.14. Title to Properties.
               (a) Exegy has good and marketable title to, or valid leasehold interests in, all its properties and assets reflected in the Exegy Financial Statements as being owned or leased by Exegy, except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that are not reasonably likely to have an Exegy Material Adverse Effect. All such assets and properties, other than assets and properties in which Exegy has leasehold interests, are free and clear of all Liens, except for Liens that are not reasonably likely to have an Exegy Material Adverse Effect.
               (b) Exegy and each Exegy Subsidiary (i) is in substantial compliance with the terms of all leases to which any of them are, respectively, a party and under which it is in occupancy, and all such leases are in full force and effect and (ii) enjoys peaceful and undisturbed possession under all such leases.
          Section 6.15. Intellectual Property.
               (a) Exegy owns or has a valid license to use, free and clear of all liens all material: (i) Marks; (ii) Patents; (iii) Copyrights; and (iv) Trade Secrets; necessary to (x) carry on the business of Exegy as currently conducted, and (y) make, have made, use, distribute and sell all products currently sold by Exegy and all products in development.

               (b) Exegy has not received any notification or other communication of the existence of any dispute or disagreement with respect to any agreement to which Exegy is a party, relating to any of Exegy’s Marks, Patents, Copyrights, or Trade Secrets (collectively, “Exegy Intellectual Property”), and to the Knowledge of Exegy, there are no such threatened disputes or disagreements.
               (c) All former and current employees of Exegy have executed written contracts with Exegy that assign to Exegy all rights to any inventions, improvements, discoveries, or information relating to the business of Exegy. To the Knowledge of Exegy, no employee of Exegy or any Exegy Subsidiary has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Exegy.
               (d) All of Exegy’s Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions except where the failure to have such ownership or license is not reasonably likely to have an Exegy Material Adverse Effect.
               (e) Exegy uses reasonable procedures to keep its Trade Secrets confidential, and Exegy’s Trade Secrets have been disclosed only under written agreements that require the recipient to hold such Trade Secrets confidential.
               (f) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. Exegy has not received notification of any potentially interfering patent or patent application of any third party.
               (g) To the Knowledge of Exegy, no Exegy Intellectual Property is infringed or, to the Knowledge of Exegy, has been challenged or threatened in any way. To the Knowledge of Exegy, none of the products manufactured and sold or proposed to be sold, nor any process or know-how used, by Exegy or any HyperFeed Subsidiary infringes or is alleged to infringe any Patent or other proprietary right of any other Person.
               (h) Other than the software licenses set forth in the Exegy Disclosure Schedule, Exegy is not required to make any payments to any third parties in connection with third party technology embedded in the Exegy Intellectual Property.
               (i) All products made, used, or sold under the Exegy Patents have been marked with the proper patent notice except where the failure to have such ownership or license is not reasonably likely to have an Exegy Material Adverse Effect.
          Section 6.16. Environmental Matters. With such exceptions as, individually or in the aggregate, are not reasonably likely to have an Exegy Material Adverse Effect, (i) no written notice, notification, demand, request for information, summons, complaint or order has been received by Exegy or any HyperFeed Subsidiary, and no investigation, action, claim, suit, proceeding or review is pending or to the Knowledge of Exegy, threatened by any Person against, Exegy or any Exegy Subsidiary with respect to any applicable Environmental Law and

(ii) to the Knowledge of Exegy, Exegy and each Exegy Subsidiary is and has been in compliance with all applicable Environmental Laws.
          Section 6.17. Material Agreements.
               (a) Section 6.17 of the Exegy Disclosure Schedule lists all contracts and agreements to which, as of the date hereof, Exegy or any Exegy Subsidiary is a party or by which any of them is bound or under which Exegy or any Exegy Subsidiary has or may acquire any rights, which involve or relate to (i) obligations of Exegy or any Exegy Subsidiary for borrowed money or other indebtedness where the amount of such obligations exceeds $50,000 individually, (ii) the lease by Exegy or any Exegy Subsidiary, as lessee or lessor, of real property for rent of more than $50,000 per annum, (iii) the purchase or sale of goods or services by Exegy or any Exegy Subsidiary with an aggregate minimum purchase price of more than $50,000 per annum, (iv) rights to manufacture and/or distribute any product which accounted for more than $50,000 of the consolidated revenues of Exegy during the fiscal year ended December 31, 2005 or under which Exegy or any Exegy Subsidiary received or paid license or other fees in excess of $50,000 during any year, (v) the purchase or sale of assets or properties not in the ordinary course of business having a purchase price in excess of $50,000, (vi) the right (whether or not currently exercisable) to use, license (including any “in-license” or “outlicense”), sublicense or otherwise exploit any intellectual property right or other proprietary asset of Exegy or any Exegy Subsidiary or any other Person which requires the payment of a license or support fee or royalty in excess of $50,000, (vii) any collaboration or joint venture or similar arrangement, (viii) the restriction on the right or ability of Exegy or any Exegy Subsidiary (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person; (ix) individual capital expenditures or commitments in excess of $50,000; or (x) powers of attorney. All such contracts and agreements are duly and validly executed by Exegy and are in full force and effect in all material respects.
               (b) Exegy has not materially violated or breached, or committed any material default under, any contract or agreement, and, to the Knowledge of Exegy, no other Person has materially violated or breached, or committed any material default under, any contract or agreement. No event has occurred which, after notice or the passage of time or both, would constitute a default by Exegy under any contract or agreement or give any Person the right to (A) declare a default or exercise any remedy under any contract or agreement, (B) receive or require a rebate, chargeback, penalty or change in delivery schedule under any contract or agreement, (C) accelerate the maturity or performance of any contract or agreement, or (D) cancel, terminate or modify any contract or agreement, in each case which, together with all other events of the types referred to in clauses (A), (B), (C) and (D) of this sentence has had or may reasonably be expected to have an Exegy Material Adverse Effect. All such contracts and agreements will continue, after the Closing, to be binding in all material respects in accordance with their respective terms until their respective expiration dates.

          Section 6.18. Employment Agreements. There exists no employment, consulting, severance or indemnification agreement or other agreement or plan to which Exegy is a party that would be altered or result in any bonus, golden parachute, severance or other payment or obligation to any Person, or result in any acceleration of the time of payment or in the provision or vesting of any benefits, as a result of the execution or performance of this Agreement or the transactions contemplated hereby.
          Section 6.19. Certain Business Practices. Neither Exegy nor any Exegy Subsidiary, nor to the Knowledge of Exegy, any director, officer or employee of Exegy or any Exegy Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.
          Section 6.20. Insurance. Exegy has made available to HyperFeed a summary of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of Exegy. Subject to expirations and renewals of insurance policies in the ordinary course of business, all of such insurance policies are in full force and effect. Since December 31, 2003, Exegy has not received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any material insurance policy, (ii) refusal of any coverage or rejection of any material claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Exegy other than claims incurred in the ordinary course of business.
ARTICLE VII
COVENANTS
          Section 7.1. HyperFeed Interim Operations. Except as set forth in the HyperFeed Disclosure Schedule or as otherwise expressly contemplated or permitted hereby, or as required by any Governmental Entity of competent jurisdiction, without the prior consent of Exegy (which consent will not be unreasonably withheld or delayed), from the date hereof until the Closing or the termination of this Agreement, HyperFeed and its Subsidiaries shall conduct their businesses in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact their present business organizations, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for HyperFeed and its Subsidiaries to carry on their business, and (iii) preserve existing relationships with their material customers, lenders, suppliers and others having material business relationships with them. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or permitted by this Agreement, or as required by a Governmental Entity of competent jurisdiction, from the date hereof until the Closing or the termination of this Agreement, without the prior consent of Exegy (which consent will not be unreasonably withheld or delayed), HyperFeed and its Subsidiaries shall not, except to the extent required to comply with its obligations hereunder or required by law:

               (a) amend or propose to so amend their Certificates of Incorporation, Bylaws or other governing documents;
               (b) split, combine or reclassify any shares of their capital stock or declare, set aside or pay any dividend;
               (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of their capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than their Common Stock upon the exercise of stock options in accordance with their present terms; or (ii) amend in any respect any term of any of their outstanding security of HyperFeed;
               (d) other than in connection with transactions not prohibited by Section 7.1(e), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for HyperFeed made available to Exegy, (ii) disclosed in any HyperFeed SEC Document filed prior to the date hereof, or (iii) incurred in the ordinary course of business of HyperFeed and consistent with past practice;
               (e) except in the ordinary course of business, acquire (whether pursuant to cash merger, stock or asset purchase or otherwise) in one transaction or a series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $100,000, or (ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $250,000, but in no event shall the expenditures, commitments, obligations or liabilities made, incurred or assumed, as the case may be, by HyperFeed pursuant to Sections 7.1(d) and 7.1(e) exceed $500,000 in the aggregate;
               (f) sell, lease, license, perform services, encumber or otherwise dispose of any assets, other than (i) sales or licenses of finished goods or the performance of services in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of HyperFeed’s business and (iii) assets related to discontinued operations of HyperFeed or any HyperFeed Subsidiary;
               (g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of HyperFeed, (iii) make any loans, advances or capital contributions to or investments in, any other Person, or (iv) guarantee any debt securities or indebtedness of others, except, in each case, in the ordinary course of business consistent with past practice;
               (h) (i) enter into any agreement or arrangement that limits or otherwise restricts HyperFeed or any successor thereto or that would, after the Closing, limit or restrict HyperFeed, or any of its Affiliates, from engaging or competing in any line of business or in any location, or (ii) enter into, amend, modify or terminate any material contract, agreement or arrangement of HyperFeed or otherwise waive, release or assign any material rights, claims or benefits of HyperFeed thereunder; provided, however, that this Section 7.1(h) shall not prevent

HyperFeed from entering into material contracts with customers, suppliers or distributors, so long as such contracts are entered into in the ordinary course and consistent with HyperFeed’s prior practice;
               (i) (i) except as required by Law or a written agreement existing on or prior to the date hereof, or as consistent with past practice and routine raises on anniversary dates, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by Law, a written agreement existing on or prior to the date hereof, or a HyperFeed severance policy existing as of the date hereof, grant any severance or termination pay to any director, officer or employee of HyperFeed, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business consistent with past practice and containing only normal and customary terms, make any contribution to any existing such plan, (iv) except as may be required by Law or a written agreement or employee benefit plan existing on or prior to the date hereof, or as contemplated by this Agreement, enter into, amend in any respect, or accelerate the vesting under any HyperFeed Employee Plan, employment agreement, option, license agreement or retirement agreements, or (v) hire any employee with an annual base salary in excess of $180,000;
               (j) change (i) HyperFeed’s methods of accounting (or Tax accounting) in effect at December 31, 2005 except as required by changes in GAAP, as concurred with by its independent public accountants, or (ii) HyperFeed’s fiscal year;
               (k) (i) settle, propose to settle or commence, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of HyperFeed, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities (x) recognized or disclosed in the HyperFeed Financial Statements (or the notes thereto) or (y) incurred since the date of such HyperFeed Financial Statements in the ordinary course of business consistent with past practice, or (ii) make any material Tax election or enter into any material settlement or compromise of any Tax liability;
               (l) enter into any new material line of business not previously disclosed in any HyperFeed SEC Document filed prior to the date hereof; or
               (m) agree, resolve or commit to do any of the foregoing.
          Section 7.2. Exegy Interim Operations. Except as set forth in the Exegy Disclosure Schedule or as otherwise expressly contemplated or permitted hereby, or as required by any Governmental Entity of competent jurisdiction, without the prior consent of HyperFeed (which consent will not be unreasonably withheld or delayed), from the date hereof until the Closing or the termination of this Agreement, Exegy and its Subsidiaries shall conduct their businesses in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact their present business organizations, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for Exegy and its Subsidiaries to carry on their businesses and (iii) preserve existing relationships with their material customers, lenders, suppliers and others having material business relationships with them. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or permitted by this Agreement, or as required by a Governmental Entity of competent jurisdiction, from the date hereof until the Closing or the termination of this Agreement, without the prior consent of HyperFeed (which consent will not be unreasonably withheld or delayed), Exegy and the Exegy Subsidiaries shall not, except to the extent required to comply with its obligations hereunder or required by law:
               (a) amend or propose to so amend its Certificate of Incorporation, Bylaws or other governing documents;
               (b) split, combine or reclassify any shares of capital stock of Exegy or declare, set aside or pay any dividend;
               (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than its common stock upon the exercise of stock options in accordance with their present terms, or (ii) amend in any respect any term of any outstanding security of Exegy;
               (d) other than in connection with transactions not prohibited by Section 7.2(e), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for Exegy made available to PICO, or (ii) incurred in the ordinary course of business of Exegy and consistent with past practice;
               (e) except in the ordinary course of business, acquire (whether pursuant to cash merger, stock or asset purchase or otherwise) in one transaction or a series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $100,000 or (ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $250,000, but in no event shall the expenditures, commitments, obligations or liabilities made, incurred or assumed, as the case may be, by Exegy pursuant to Sections 7.2(d) and 7.2(e) exceed $500,000 in the aggregate;
               (f) sell, lease, license, perform services, encumber or otherwise dispose of any assets, other than (i) sales or licenses of finished goods or the performance of services in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of Exegy’s business and (iii) assets related to discontinued operations of Exegy or any Exegy Subsidiary;
               (g) (i) incur any material indebtedness for borrowed money or guarantee any such indebtedness, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of Exegy, (iii) make any loans, advances or capital contributions to or investments in, any other Person, or (iv) guarantee any debt securities or indebtedness of others, except, in each case, in the ordinary course of business consistent with past practice;
               (h) (i) enter into any agreement or arrangement that limits or otherwise restricts Exegy or any successor thereto or that would, after the Closing, limit or restrict Exegy,

or any of its Affiliates, from engaging or competing in any line of business or in any location, or (ii) enter into, amend, modify or terminate any material contract, agreement or arrangement of Exegy or otherwise waive, release or assign any material rights, claims or benefits of Exegy thereunder; provided, however, that this Section 7.2(h) shall not prevent Exegy from entering into material contracts with customers, suppliers or distributors, so long as such contracts are entered into in the ordinary course and consistent with Exegy’s prior practice;
               (i) (i) except as required by Law or a written agreement existing on or prior to the date hereof, or as consistent with past practice and routine raises on anniversary dates, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by Law, a written agreement existing on or prior to the date hereof, or an Exegy severance policy existing as of the date hereof, grant any severance or termination pay to any director, officer or employee of Exegy, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business consistent with past practice and containing only normal and customary terms, make any contribution to any existing such plan, (iv) except as may be required by Law or a written agreement or employee benefit plan existing on or prior to the date hereof, or as contemplated by this Agreement, enter into, amend in any respect, or accelerate the vesting under any Exegy Employee Plan, employment agreement, option, license agreement or retirement agreements, or (v) hire any employee with an annual base salary in excess of $180,000;
               (j) change (i) Exegy’s methods of accounting (or Tax accounting) in effect at December 31, 2005 except as required by changes in GAAP, as concurred with by its independent public accountants, or (ii) Exegy’s fiscal year;
               (k) (i) settle, propose to settle or commence, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of Exegy, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities (x) recognized or disclosed in the Exegy Financial Statements (or the notes thereto) or (y) incurred since the date of such Exegy Financial Statements in the ordinary course of business consistent with past practice, or (ii) make any material Tax election or enter into any material settlement or compromise of any Tax liability;
               (l) enter into any new material line of business not previously disclosed; or
               (m) agree, resolve or commit to do any of the foregoing.
          Section 7.3. Cooperation in Receipt of Consents.
               (a) The parties hereto shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, (ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers.

               (b) Each party hereto shall afford the other parties hereto reasonable opportunities to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.
          Section 7.4. Public Announcements. The parties hereto shall consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 7.4 shall be deemed to prohibit any party from making any timely disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations under applicable Law if such party shall use reasonable efforts to notify the other parties hereto of the contents of the disclosure prior to such disclosure.
          Section 7.5. Access to Information; Notification of Certain Matters.
               (a) From the date hereof until the Closing or the termination of this Agreement and subject to applicable Law, Exegy shall (i) afford PICO and its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to Exegy’s offices, properties, books, records, contracts, commitments, officers and employees and all other information concerning it and its business, properties, assets, condition (financial or otherwise) or prospects, (ii) consistent with its legal obligations, furnish or make available to PICO and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such other party may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of PICO in its investigation. Any investigation pursuant to this Section 7.5(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Exegy. Except as otherwise agreed to in writing by Exegy, unless and until the Closing, PICO agrees to be bound by, and all information received with respect to Exegy pursuant to this Section 7.5(a) and otherwise shall be subject to, the terms of that certain confidentiality agreement entered into by and between Exegy and HyperFeed, dated December 19, 2005 (the “Confidentiality Agreement”), as if PICO had been a party thereto. PICO affirms its understanding that, in the event that this Agreement is terminated prior to Closing, the terms of the Confidentiality Agreement will survive such termination and will continue in full force and effect. No information or Knowledge obtained by PICO in any investigation pursuant to this Section 7.5(a) shall affect or be deemed to modify any representation or warranty made by Exegy hereunder.
               (b) From the date hereof until the Closing or the termination of this Agreement and subject to applicable Law, HyperFeed shall (i) afford Exegy and its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to HyperFeed’s offices, properties, books, records, contracts, commitments, officers and employees and all other information concerning it and its business, properties, assets, condition (financial or otherwise) or prospects, (ii) consistent with its legal obligations, furnish or make available to Exegy and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such other party may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of Exegy in its investigation. Any investigation pursuant to this Section 7.5(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of HyperFeed. Except as otherwise agreed to in writing by HyperFeed, unless and until the Closing, Exegy will be bound by, and all information received with respect to HyperFeed pursuant to this Section 7.5(b) and otherwise shall be subject to, the terms of the Confidentiality Agreement. Exegy affirms its understanding that, in the event that this Agreement is terminated prior to Closing, the terms of the Confidentiality Agreement will survive such termination and will continue in full force and effect. No information or Knowledge obtained by Exegy in any investigation pursuant to this Section 7.5(b) shall affect or be deemed to modify any representation or warranty made by PICO or HyperFeed hereunder.
               (c) Each party hereto shall give prompt notice to each other party hereto of:
                    (i) the receipt by such party or any of such party’s Subsidiaries of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
                    (ii) the receipt by such party or any of such party’s Subsidiaries of any notice or other communication from any Governmental Entity in connection with any of the transactions contemplated by this Agreement;
                    (iii) such party’s obtaining Knowledge of any actions, suits, claims, investigations or proceedings commenced, threatened against, relating to or involving or otherwise affecting such party, as the case may be, or any Subsidiary of any of them; or
                    (iv) such party’s obtaining Knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (B) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall limit or otherwise affect the representations, warranties, obligations or remedies of the parties to the conditions to the obligations of the parties hereunder.
          Section 7.6. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things, necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each party’s obligations hereunder within its reasonable control. No party hereto will, without the prior written consent of the other parties hereto, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the date hereof, each of the parties hereto will, at its own expense, execute and deliver such documents to the other parties hereto as such other parties may reasonably request in order to more effectively consummate the transactions contemplated hereby including, without limitation, the matters described in Article II and Section 7.11(g).
          Section 7.7. Expenses. Except to the extent specifically provided herein, and irrespective of whether the transactions contemplated hereby are consummated, (i) all costs and expenses incurred by Exegy in connection with this Agreement and the transactions contemplated hereby will be borne by Exegy and either paid or accrued as a liability on Exegy’s balance sheet before the Closing, (ii) all costs and expenses incurred by HyperFeed in connection with this Agreement and the transactions contemplated hereby will be borne by HyperFeed and either paid or accrued as a liability on HyperFeed’s balance sheet before the Closing, and (iii) all costs and expenses incurred by PICO in connection with this Agreement and the transactions contemplated hereby will be borne by PICO.
          Section 7.8. Tax Matters.
          The following provisions shall govern the allocation of responsibility as between the parties hereto for certain Tax matters following the Closing Date:
               (a) Each of the parties hereto shall cooperate, and shall cause its Subsidiaries and Affiliates to cooperate, as and to the extent reasonably requested in connection with the filing of HyperFeed Returns and Exegy Returns, and any claim for refund, audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the request of another party hereto) the provision of records and information which are reasonably relevant to any such return filing, claim for refund, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
               (b) Exegy shall pay all sales, use, transfer, real property, transfer, recording, documentary, stamp, registration, stock transfer and other similar taxes and fees, including penalties and interest arising out of its contribution of the HyperFeed Shares, and shall file all Tax returns and other necessary documentation with respect thereto.
               (c) Any and all Tax allocation or sharing agreements binding Exegy or any of the Exegy Subsidiaries or HyperFeed or any HyperFeed Subsidiary, as the case may be, shall be terminated as of the day before the Closing Date.
          Section 7.9. Employee Compensation and Benefits; Service Recognition. To the extent service is relevant for purposes of eligibility, participation or vesting (but not the accrual of benefits other than paid time off under any Exegy Employee Plans), the employees of HyperFeed shall be credited for their service as of the Effective Time with HyperFeed or any predecessor entity. Each employee of HyperFeed shall be eligible to participate in the Exegy Plans to the same extent as a similarly situated employee of Exegy. To the extent permitted under the applicable Plan, Exegy shall (i) waive any preexisting condition or waiving period limitation that would otherwise be applicable to an employee of HyperFeed or his or her spouse or dependents, and (ii) give credit for any deductible or co-payment amounts paid under a HyperFeed Plan by any employee of HyperFeed (or his or her spouse or dependents) in respect of the plan year in which the Closing occurs to the extent that such individuals participate in an Exegy Employee Plan following the Closing for which deductibles or co-payments are required.
               (a) Except as otherwise specifically set forth in this Agreement nothing contained herein shall be construed as requiring Exegy, HyperFeed, or any of their Affiliates to continue any specific benefit plan or to continue the employment of any specific person.
          Section 7.10. Cancellation of HyperFeed Warrants. On or before Closing, PICO shall surrender to HyperFeed for cancellation all warrants for the purchase of HyperFeed stock held by PICO and Exegy shall issue to PICO the PICO Warrants.
          Section 7.11. Capital Contributions.
               (a) Immediately following the Closing, PICO will contribute, or cause to be contributed, to Exegy, capital in exchange for shares of Series A-3 Stock, in an amount such that, if it had instead been paid to HyperFeed, it would have caused, as of the Closing Date, HyperFeed to have Minimum Cash, calculated and determined based upon a mutually acceptable methodology (the “Initial PICO Contribution”).
               (b) Immediately following the Closing, Exegy shall cause to be contributed to Exegy, capital in exchange for shares of Series A-2 Preferred Stock of Exegy, in an amount sufficient to cause, as of the Closing Date, Exegy to have Minimum Cash, calculated and determined based upon a mutually acceptable methodology (the “Initial Exegy Contribution”).
               (c) On or before the date that is the later of (i) six (6) months after the Closing Date or (ii) completion of the Going-Private Transaction (the “Second Contribution Date”), PICO will contribute, or cause to be contributed, to Exegy, capital in an amount equal to US $2,000,000 in exchange for shares of Series A-3 Stock (the “Second PICO Contribution”). For the avoidance of doubt, it is agreed that the amount of the Second PICO Contribution shall be determined as of the Closing Date, though PICO shall not be required to make such contribution until the Second Contribution Date.
               (d) On or before the Second Contribution Date, Exegy shall cause to be contributed to Exegy, capital in an amount equal to US $2,000,000 in exchange for shares of Series A-2 Preferred Stock of Exegy (the “Second Exegy Contribution”). For the avoidance of doubt, it is agreed that the amount of the Second Exegy Contribution shall be determined as of the Closing Date, though Exegy shall not be required to make such contribution until the Second Contribution Date.
               (e) For purposes of calculating the dollar amounts of the Initial PICO Contribution and the Initial Exegy Contribution, the term “Minimum Cash” means the greater of: (1) $3 million unrestricted cash and marketable securities; or (2) the sum of $3 million of unrestricted cash and marketable securities plus the sum of any excess of Current Liabilities over Current Assets.

               (f) To the extent that any accounts receivable due from MarketXS and not included in the definition of Current Assets for purposes of calculating Minimum Cash are received by HyperFeed (or its successor, following consummation of the Going-Private Transaction), then Exegy shall return to PICO an equivalent amount of any capital contribution made by PICO pursuant to this Section 7.11.
               (g) Notwithstanding the foregoing, Exegy acknowledges and agrees that it is the intention of the parties that the A-3 Stock held by PICO following the capital contributions contemplated by this Section 7.11 shall continue, together with shares of Exegy common stock issuable upon exercise of (i) Employee Options, (ii) PICO Warrants and (iii) Equalization Options, to represent 50% of the total common stock of Exegy on a fully-diluted basis regardless of the source of the Initial Exegy Contribution or the Second Exegy Contribution.
               (h) Exegy and PICO intend that the transactions contemplated by this agreement be reported as a Section 351 transaction, and all tax reporting shall be prepared consistent with this intent.
          Section 7.12. Going-Private Transaction. As soon as practicable following the Closing, Exegy and HyperFeed shall take all reasonable actions necessary to cause HyperFeed to be merged with and into Exegy in accordance with Section 253 of the Delaware General Corporation Law and other applicable laws (the “Going-Private Transaction”). Exegy shall cause HyperFeed to prepare and file with the SEC a new or amended Schedule 13E-3 and Schedule 14C as required by applicable law so as to effect the Going-Private Transaction. Subject to PICO’s prior approval, PICO will be directly responsible for paying all costs and expenses associated with the Going-Private Transaction, including without limitation, the aggregate purchase price for shares of common stock of HyperFeed not owned by Exegy (the “Buyout Amount”), accounting fees, attorney’s fees, filing fees, the cost of any fairness opinion, printing costs and litigation costs. For all purposes under this Agreement, the parties acknowledge and agree that: (a) PICO’s contribution to Exegy to fund any Buyout Amount will be an additional paid in capital contribution with respect to its 50% equity interest in Exegy and will not increase such equity interest; and (b) the subsequent merger of Hyperfeed into Exegy will constitute a Section 332 liquidation.
          Section 7.13. Termination of Merger Agreement. Exegy, HyperFeed and HyperFeed Acquisition Holdings, Inc. acknowledge and agree that the Merger Agreement is hereby superseded and terminated without liability of any party thereto and the terms of such Merger Agreement shall be of no further force or effect as of the date of execution of this Agreement.
          Section 7.14. Investor Rights Agreement. The parties hereto acknowledge and agree that at Closing, PICO shall be made a party to the Exegy Incorporated Amended and Restated Investor Rights Agreement dated February 23, 2005 (the “Investor Rights Agrement”), and PICO and Exegy shall execute and deliver at Closing a mutually acceptable writing confirming such joinder together with such other appropriate and mutually acceptable changes to the Investor Rights Agreement.

          Section 7.15. Conversion of HyperFeed Debt. On or before Closing, PICO shall convert the HyperFeed Debt into shares of HyperFeed common stock in accordance with the current terms of the instruments evidencing the HyperFeed Debt and the HyperFeed Debt shall be terminated and cancelled in accordance with its terms.
ARTICLE VIII
CONDITIONS TO CLOSE
          Section 8.1. Conditions to the Obligations of Each Party. The respective obligations of each of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by all such parties pursuant to Section 11.2 hereof on or prior to the Closing Date of the following conditions:
               (a) Regulatory Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain would have a HyperFeed Material Adverse Effect or an Exegy Material Adverse Effect, shall have been filed, occurred or been obtained; and
               (b) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting, enjoining or restraining consummation of the transactions contemplated hereby or (ii) which otherwise would reasonably be expected to cause the consummation of the transactions contemplated by this Agreement to have an Exegy Material Adverse Effect or a HyperFeed Material Adverse Effect.
          Section 8.2. Conditions to the Obligations of Exegy. The obligations of Exegy to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Exegy pursuant to Section 11.2 hereof, on or prior to the Closing Date, of the following further conditions:
               (a) Representations and Covenants of PICO. (i) PICO shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing; (ii) except for changes contemplated by this Agreement or as a result of the transactions contemplated hereby, the representations and warranties of PICO in this Agreement that are qualified as to materiality or PICO Material Adverse Effect shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Closing Date (except in each case for representations and warranties that address matters only as of a specific date, in which case such representations and warranties qualified as to materiality or PICO Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and (iii) Exegy shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of PICO to the foregoing effect.

               (b) Representations and Covenants of HyperFeed. (i) HyperFeed shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing; (ii) except for changes contemplated by this Agreement or as a result of the transactions contemplated hereby, the representations and warranties of HyperFeed in this Agreement that are qualified as to materiality or HyperFeed Material Adverse Effect shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Closing Date (except in each case for representations and warranties that address matters only as of a specific date, in which case such representations and warranties qualified as to materiality or HyperFeed Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and (iii) Exegy shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of HyperFeed to the foregoing effect.
               (c) No Material Adverse Effect. There shall have occurred no HyperFeed Material Adverse Effect from the date hereof through the Closing Date.
               (d) Conversion of Debt. The outstanding debt and obligations of HyperFeed to PICO listed on Exhibit A (the “HyperFeed Debt”) hereto shall have been converted to HyperFeed Common Stock in accordance with the current terms of the instruments evidencing the HyperFeed Debt and the HyperFeed Debt shall have been terminated and cancelled in accordance with its terms.
               (e) Indemnification Agreement. PICO shall have executed and delivered to Exegy an Indemnification Agreement in substantially the form of Exhibit B hereto (the “Indemnification Agreement”).
          Section 8.3. Conditions to the Obligations of PICO. The obligations of PICO to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by HyperFeed pursuant to Section 11.2 hereof, on or prior to the Closing Date, of the following further conditions:
               (a) Representations and Covenants. (i) Exegy shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing and (ii) except for changes contemplated by this Agreement or as a result of the transactions contemplated hereby, the representations and warranties of Exegy in this Agreement that are qualified as to materiality or Exegy Material Adverse Effect shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, in which case such representations and warranties qualified as to materiality or Exegy Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and (iii) PICO shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Exegy to the foregoing effect.
               (b) No Material Adverse Effect. There shall have occurred no Exegy Material Adverse Effect from the date hereof through the Closing Date.

               (c) Certificate of Incorporation. Exegy shall have duly filed with the Delaware Secretary of State, the Third Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit C (the “Certificate of Incorporation”).
               (d) Warrants. PICO shall have delivered to PICO the PICO Warrants.
ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
          Section 9.1. No Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement will expire on the Closing Date. The foregoing shall only apply to Article IV, Article V, and Article VI, and shall specifically not apply, without limitation, to the covenants contained in Article VII or the representations and warranty of Exegy contained in Section 2.2.
ARTICLE X
TERMINATION
          Section 10.1. Termination. This Agreement may be terminated at any time prior Closing:
               (a) by mutual written agreement of the parties hereto;
               (b) by either Exegy, on one hand, or PICO, on the other hand, if:
                    (i) the Closing shall not have occurred on or before October 31, 2006 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Closing to occur on or before the Expiration Date; or
                    (ii) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the parties hereto from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree.
               (c) by Exegy, if a breach on the part of PICO of any representation, warranty, covenant or agreement set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.2(a) not to be satisfied, and such conditions shall be incapable of being satisfied by the Expiration Date;
               (d) by PICO, if a breach on the part of Exegy of any representation, warranty, covenant or agreement set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.3(a) not to be satisfied, and such conditions shall be incapable of being satisfied by the Expiration Date; or
               (e) automatically, if the transactions contemplated herein are enjoined by a court of competent jurisdiction for a period extending beyond 90 days.
          Section 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or their respective officers or directors, if applicable, except with respect to the provisions of Sections 7.7, 11.1, 11.4, 11.5, 11.6, 11.7, 11.9 and 11.10 of this Agreement which provisions shall remain in full force and effect and survive any termination of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
          Section 11.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, in each case, if on a Business Day, and otherwise on the next Business Day, (b) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (c) the second Business Day if delivered by nationally recognized overnight courier. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Exegy to:
Exegy Incorporated
3668 S. Geyer Road, Suite 300
St. Louis, Missouri 63127
Attention: J. J. Stupp
with a copy to:
Stinson Morris Hecker LLP
100 South Fourth Street, Suite 700
St. Louis, Missouri 63102
Attention: John Finger
if to PICO to:
Pico Holdings, Inc.
875 Prospect Street
La Jolla, CA 92037
Attention: James F. Mosier
with a copy to:
Pepper Hamilton LLP
One Mellon Center
500 Grant Street, 50th Floor
Pittsburgh, PA 15219
Attention: Damian C. Georgino
If to HyperFeed to:
HyperFeed Technologies, Inc.
300 South Wacker Drive, Suite 300
Chicago, Illinois 60606
Attention: Gemma Lahera
          Section 11.2. Amendments; No Waivers.
               (a) Any provision of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto or in the case of a waiver, by the party against whom the waiver is to be effective; except any condition which, if not satisfied, would result in the violation of any Law or applicable governmental regulation, which violation would have a HyperFeed Material Adverse Effect or an Exegy Material Adverse Effect.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
          Section 11.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
          Section 11.4. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without regard to any principles of Delaware conflicts or choice of law.
          Section 11.5. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
          Section 11.6. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, with the exception of those officers and directors identified in Section 7.11 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          Section 11.7. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          Section 11.8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
          Section 11.9. Entire Agreement. This Agreement (together with the PICO Disclosure Schedule, the HyperFeed Disclosure Schedule, the Exegy Disclosure Schedule, and the Exhibits and Schedules hereto), and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.
          Section 11.10. Severability. If any term, provision, covenant or restriction set forth in this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not deemed by a party (acting reasonably and in good faith) to be materially adverse to that party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
[Remainder of this page left intentionally blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXEGY INCORPORATED

By:
Name:

Title:

PICO HOLDINGS, INC.

By:

Name:

Title:

HYPERFEED TECHNOLOGIES, INC.

By:

Name:

Title:

Solely for purposes of Section 7.13 hereof:

HYPERFEED ACQUISITION HOLDINGS, INC.

By:
Name:

Title:

APPENDIX I
DEFINITIONS
          “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, or partnership or other ownership interests, by contract, or otherwise.
          “Business Day” means any day other than a Saturday, Sunday or one on which banks are authorized or required by Law to close in the State of Missouri.
          “Closing Balance Sheet” means the consolidated balance sheet of the applicable entity as of the close of business on August 31, 2006, prepared in accordance with GAAP consistently applied.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended.
          “Copyrights” mean all copyrightable works in both published works and unpublished works registered and unregistered, including, without limitation, any software.
          “Current Assets” means the current assets set forth on the appropriate entity’s Closing Balance Sheet; provided, however, that in the case of HyperFeed, Current Assets shall not include any accounts receivable from MarketXS.
          “Current Liabilities” means the current liabilities set forth on the appropriate entities Closing Balance Sheet, provided, however, that in the case of HyperFeed, Current Liabilities shall not include: (x) any principal and interest due under the promissory note identified on Exhibit A to the Agreement, to the extent such obligations have, prior to the Closing Date, been converted to equity as contemplated by Section 7.2(c) of the Agreement, (y) unearned revenue, or (z) any amounts due to Telerate under the Reuters TRS license agreement.
          “Environmental Laws” means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals, hazardous substances, hazardous materials or hazardous wastes as any of those terms is regulated or defined by Environmental Laws.
          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Exegy Balance Sheet” means Exegy’s audited balance sheet dated December 31, 2005.

          “Exegy Common Stock” means the Exegy common stock, par value $.001 per share.
          “Exegy Disclosure Schedule” means the schedule delivered to PICO by Exegy pursuant to Article VI hereof containing exceptions to the representations and warranties of Exegy set forth in such Article VI.
          “Exegy Preferred Stock” means, collectively, the Exegy Series A Preferred Stock and Exegy Series A-2 Preferred Stock.
          “GAAP” means generally accepted U.S. accounting principals, and when applied to HyperFeed, as interpreted and applied by the SEC.
          “Governmental Entity” means any U.S. federal, state or local governmental authority, any transgovernmental authority or any court, tribunal, administrative or regulatory agency or commission or other governmental authority, agency, instrumentality, or other public body, domestic or foreign.
          “HyperFeed Balance Sheet” means HyperFeed’s audited balance sheet dated December 31, 2005.
          “HyperFeed Common Stock” means the common stock of HyperFeed, par value $.001 per share.
          “HyperFeed Disclosure Schedule” means the Schedule delivered to Exegy by HyperFeed pursuant to Article V hereof containing exceptions to the representations and warranties of HyperFeed set forth in such Article V.
          “HyperFeed Preferred Stock” means, collectively, the Series A and Series B, 5% convertible Preferred Stock, par value $.001 per share of HyperFeed.
          “HyperFeed SEC Documents” means (i) all forms, reports, and documents required to be filed by HyperFeed with the SEC Under the Securities Act or the Exchange Act filed since December 31, 2003, and (ii) all other reports, filings, registration statements and other documents filed by HyperFeed with the SEC under the Exchange Act or the Securities Act filed since December 31, 2003.
          “Knowledge” means, with respect to the matter in question, the actual knowledge, if any of (i) in the case of Exegy, the executive officers and directors of Exegy, (ii) in the case of HyperFeed, the executive officers and directors of HyperFeed, and (iii) in the case of PICO, the executive officers and directors of PICO.
          “Law” means any federal, state, local, municipal, foreign, international, multinational, or other judicial or administrative order, judgment, decree, constitution, statute, rule, regulation, treaty, ordinance or principle of common law.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, other than (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanic and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s, and carrier’s and other similar Liens arising in the ordinary course of business, and (v) other Liens incurred in the ordinary course of the party’s business.
          “Marks” mean all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications therefor as well as the goodwill of the business associated therewith.
          “Material Adverse Effect” means an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse effect on (i) the financial condition, business, or results of operations of a Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include (a) changes in Laws of general application, or interpretations thereof by Governmental Entities, (b) changes in or relating to U.S. or global economic or industrial conditions or U.S. or global financial markets or conditions, (c) changes in U.S. GAAP or regulatory accounting principles generally applicable to the business of such Person, (d) actions or omissions of a party hereto (or its Subsidiaries) taken with the prior informed written consent of the other party hereto in accordance with this Agreement and in contemplation of the transactions contemplated by this Agreement, and (e) compliance with the provisions of this Agreement on the operating performance of HyperFeed or Exegy. Exegy Material Adverse Effect” means a Material Adverse Effect in respect of Exegy, “PICO Material Adverse Effect” means a Material Adverse Effect in respect of PICO and “HyperFeed Material Adverse Effect” means a Material Adverse Effect in respect of HyperFeed.
          “Patents” mean all patents, patent applications, and inventions and discoveries that may be patentable.
          “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.
          “PICO Disclosure Schedule” means the schedule delivered to Exegy by HyperFeed pursuant to Article IV hereof containing exceptions to the representations and warranties of HyperFeed set forth in such Article IV.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Subsidiary” means, with respect to any Person, all those corporations, associations, or other entities of which such Person owns or controls 50% or more of the outstanding equity or voting securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity or voting securities is owned directly or indirectly by its parent. “Exegy Subsidiary” means a Subsidiary of Exegy, and “HyperFeed Subsidiary” means a Subsidiary of HyperFeed.

          “Tax” or “Taxes” means any federal, state, county, local or foreign taxes (including withholding, payroll, employment, unemployment and social security taxes), charges, levies, imposts, duties, other assessments or similar charges of any kind whatsoever, including any interest, penalties and addition imposed thereon or with respect thereto.
          “Trade Secrets” mean trade secrets (such as customer information, technical and non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process) and other confidential and proprietary information concerning the products, processes, or services of a Person, including but not limited to: computer programs; unpatented or unpatentable inventions; ideas, discoveries or improvements; know-how, procedures, methodologies, machines, lectures, manuals, reports, illustrations, plans, designs, proposals, programming aids, flow charts, algorithms, schematics; marketing, manufacturing, or organizational research and development results and plans, business and strategic plans; sales forecasts and plans; personnel information, including the identity of employees of such Person, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning purchases of major equipment or property; and information about potential mergers or acquisitions.
          In addition to the definitions set forth above, each of the following terms is defined in the Section set forth opposite such term:

TERMS	SECTIONS
A-3 Stock	Recitals
Agreement	Preamble

Buyout Amount	7.12

Certificate of Incorporation	8.3(c)

Closing	3.1

Closing Date	3.1

Confidentiality Agreement	7.5(a)

Employee Options	2.3

ERISA	5.7(a)

ERISA Affiliate	5.7(a) and 6.12(a)

Equalization Options	2.4

Exegy	Preamble

TERMS	SECTIONS
Exegy Employee Plans	6.12(a)

Exegy Financial Statements	6.9(a)

Exegy Intellectual Property	6.15(b)

Exegy Returns	6.11(a)

Exegy Securities	6.7(b)

Expiration Date	10.1(b)(i)

Going-Private Transaction	7.12

HyperFeed	Preamble

HyperFeed Debt	8.2(d)

HyperFeed Employee Plans	5.7(a)

HyperFeed Financial Statements	5.15(a)

HyperFeed Intellectual Property	5.10(b)

HyperFeed Returns	5.6(a)

HyperFeed Shares	2.1

Indemnification Agreement	8.2(d)

Initial Exegy Contribution	7.11(b)

Initial PICO Contribution	6.11(a)

Investor Rights Agreement	7.14

Merger Agreement	Recitals

Minimum Cash	7.11(e)

Multiemployer Plan	5.7(b)

PICO	Preamble

PICO Warrants	2.4

TERMS	SECTIONS
Plan	2.3
Retirement Plan	5.7(b)

Second Contribution Date	7.11(c)

Second Exegy Contribution	7.11(d)

Second PICO Contribution	7.11(c)

Exhibit A
HyperFeed Debt
     Secured Convertible Promissory Note in favor of PICO Holdings, Inc. in the principal amount of $10,000,000, dated March 30, 2006.

EXHIBIT B
FORM OF INDEMNIFICATION AGREEMENT
[See attached]

INDEMNIFICATION AGREEMENT
          THIS INDEMNIFICATION AGREEMENT (this “Agreement”), is dated as of                     , 2006 by and between PICO Holdings, Inc., a California corporation (“PICO”), and Exegy Incorporated, a Delaware corporation (“Exegy”).
WITNESSETH:
          WHEREAS, PICO is the majority stockholder of HyperFeed Technologies, Inc. (“HyperFeed”); and
               WHEREAS, PICO and Exegy have entered into that certain Contribution Agreement dated August ___, 2006 (the “Contribution Agreement”), whereby, subject to the terms and conditions set forth therein, PICO has agreed to contribute its shares of HyperFeed Common Stock to Exegy and Exegy has agreed to issue to PICO shares of Exegy’s Series A-3 Preferred Stock (the “Exchange Transaction”); and
          WHEREAS, the terms of the Contribution Agreement require Exegy to effect a merger of HyperFeed with and into Exegy as soon as practicable following the consummation of the Exchange Transaction, thereby triggering a going private transaction governed by Rule 13e-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Going Private Transaction”); and
          WHEREAS, as a condition to Exegy’s consummation of the Exchange Transaction, PICO has agreed to indemnify Exegy, its affiliates and their respective directors, officers, employees and representatives (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) for certain losses incurred by the Indemnified Parties as more particularly described herein.
          NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:
          1. Indemnification.
               (a) Subject to the limitations contained herein, PICO shall indemnify, defend and hold harmless the Indemnified Parties against any liability, claims, actions, causes of action, penalties, fines, damages, judgments, or losses (“Losses”), incurred directly or indirectly by any Indemnified Party as a result of any third party claim made in connection with the Going Private Transaction.
               (b) Without reference to the Limitations of Section 2 hereof, PICO shall indemnify, defend and hold harmless the Indemnified Parties against any Losses incurred directly or indirectly by any Indemnified Party arising from or related to the Reuters TRS license agreement; except to the extent that such Losses are caused by the willful misconduct or gross negligence of such Indemnified Party.

          2. Limitation of Indemnification.
               (a) The Indemnified Parties shall not be entitled to recover from PICO any Losses unless and until the amount of such Losses theretofore incurred by the Indemnified Parties exceeds $50,000 (the “Losses Threshold”), and then only for such Losses in excess of the Losses Threshold.
               (b) The maximum aggregate liability obligation of PICO to the Indemnified Parties for Losses (including liabilities of PICO) pursuant to this Section 2 shall not exceed $200,000 (the “Losses Cap”).
               (c) Notwithstanding the previous provisions of this Section 2, Losses described in Section 1(b) hereof, shall be excluded for purposes of determining whether the Losses Threshold or Losses Cap has been reached and shall not be subject to the Losses Cap.
          3. Exclusive Remedy. The parties hereto acknowledge and agree that the sole and exclusive remedy for any and all claims for Losses relating to the Going Private Transaction will be indemnification in accordance with this Agreement. In furtherance of the foregoing, the parties hereto hereby waive, to the fullest extent permitted by applicable law, any and all other rights, claims, and causes of action (including rights of contribution, if any) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any law (including any such law under or relating to environmental matters), common law, or otherwise. Notwithstanding the preceding provisions of this Section 3, the parties hereto acknowledge that the obligation under Section 7.12 of the Contribution Agreement is a funding obligation and the obligation under this Section 3 is an indemnification obligation, therefore, this Section 3 does not amend or modify Section 7.12 of the Contribution Agreement.
          4. No Third Party Beneficiaries. Except for the Indemnified Parties and their heirs, personal representatives, successors and assigns, and as is otherwise expressly provided in this Agreement, this Agreement is not intended to, and does not, create any rights in or confer any benefits upon anyone other than the parties hereto.
          5. Entire Agreement; Amendment. This Agreement (together with the Contribution Agreement) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, whether written or oral, with respect to the subject matter hereof. None of the terms and provisions contained in this Agreement can be changed without a writing signed by all parties hereto.
          6. No Waiver of Rights. No waiver of any rights of any of the parties under this Agreement shall be effective unless it is in writing and executed by a duly authorized representative of the party against whom enforcement of any such waiver is sought. No failure or delay on the part of any party in the exercise of any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach under this Agreement.
          7. Section and Paragraph Titles. The section and paragraph titles used in this Agreement are for convenience only and are not intended to define or limit the contents or substance of any such section or paragraph.
          8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties to this Agreement and their respective heirs, personal representatives, successors and assigns.
          9. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.
          10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          11. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT.
          12. Governing Law. This Agreement shall be governed and construed as to its validity, interpretation and effect by the laws of the State of Delaware without regard to any principles of conflicts or choice of law.
[Remainder of this page left intentionally blank]

          IN WITNESS WHEREOF, the parties hereto, by their respective offices as duly authorized, have caused this Indemnification Agreement to be duly executed as of the date first above written.

EXEGY INCORPORATED

By:
Name:

Title:

PICO HOLDINGS, INC.

By:

Name:

Title:

Exhibit C
Certificate of Incorporation
[See attached]

Exhibit C
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EXEGY INCORPORATED
     Exegy Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”) does hereby certify as of this ___ day of September, 2006:
     ONE: The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware (the “Secretary”) was April 1, 2003 (the “Original Certificate”). The Original Certificate was amended and restated by the Amended and Restated Certificates of Incorporation filed with the Secretary on June 27, 2003, as amended by the Certificate of Amendment filed with the Secretary on June 9, 2004 (the “First Amended Certificate”). The First Amended Certificate was subsequently amended and restated by the Second Amended and Restated certificate of Incorporation filed with the Secretary on February 23, 2005, as amended by the Certificate of Amendment filed with the Secretary on January 16, 2006 (the “Second Amended Certificate”).
     TWO: The Second Amended Certificate is hereby amended and restated to read as follows:
I.
     The name of this company is Exegy Incorporated (the “Company” or the “Corporation”).
II.
     The address of the registered office of this Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of the registered agent of this Corporation in the State of Delaware at such address if The Corporation Trust Company.
III.
     The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).
IV.
     A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is                                                              (                    ) shares,                                                              (                    ) shares of which shall be Common Stock (the “Common Stock”) and                                                              (                    ) shares of which shall be

Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.
     B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company (voting together on an as-if-converted basis).
     C.                                          (                    ) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock”,                                                              (                    ) of the authorized shares are hereby designated “Series A-2 Preferred Stock”, and                                          (                    ) of the authorized shares are hereby designated “Series A-3 Preferred Stock” (together with the Series A Preferred Stock and the Series A-2 Preferred Stock, the “Series Preferred Stock”).
     D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred Stock are as follows:
          1. Dividend Rights.
               (a) The “Original Issue Price” of a share of Series Preferred Stock shall be as determined by the Company’s Board of Directors (the “Board”) on the date of issuance of each such share of Series Preferred Stock, and shall be adjusted from time to time, as determined by the Board, solely to reflect any stock dividends, combinations, splits, recapitalizations and the like affecting such share of Series Preferred Stock after the filing date hereof.
               (b) The Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock or the Series Preferred Stock, or purchase, redeem or otherwise acquire for value any shares of the Common Stock or the Series Preferred Stock, except for:
                    (i) acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at cost (or the lesser of cost and fair market value) upon termination of services to the Company; or
                    (ii) acquisitions of Common Stock or Series Preferred Stock in exercise of the Company’s right of first refusal to repurchase such shares.
               (c) The provisions of Section 1(b) shall not apply to a dividend payable in Common Stock in respect of the Common Stock, or any repurchase of any outstanding securities of the Company that is approved by the Board.
          2. Voting Rights.
               (a) General Rights. Each holder of shares of the Series Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred Stock could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.
               (b) Election of Board of Directors.
                    (i) The Board shall consist of four (4) directors.
                    (ii) The holders of Common Stock, Series A Preferred Stock and Series A-2 Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;
                    (iii) for so long as at least one million (1,000,000) shares of Series A-3 Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series A-3 Preferred Stock after the filing date hereof) the holders of the Series A-3 Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and
                    (iv) the holders of Common Stock and Series Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.
               (c) Series A-3 Preferred Stock Protective Provisions. The Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A-3 Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:
                    (i) at any time prior to the Third Anniversary Date (as defined in Section 5(i), issue any shares of capital stock of the Company or take any other action that would dilute the ownership interest of the holders of the Series A-3 Preferred Stock below 50% of the outstanding stock on an as-converted basis;
                    (ii) increase or decrease the authorized number of directors constituting the Board of Directors set forth herein; or

                    (iii) take any action which would result in the taxation of holder of Series A-3 Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended.
          3. Liquidation Rights.
               (a) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Series Preferred Stock held by them, an amount per such share of Series Preferred Stock equal to the applicable Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). If, upon any such liquidation, dissolution, or winding up, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
               (b) After the payment of the full liquidation preference of the Series Preferred Stock as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to all holders of the Company’s Common Stock, and the holders of Series Preferred Stock, for the purpose of this Section 3(b), shall be treated as if their shares of Series Preferred Stock had been converted into shares of Common Stock in accordance with Section 3(c).
               (c) Notwithstanding paragraph (a), solely for purposes of determining the amount each holder of shares of Series Preferred Stock is entitled to receive with respect to a Liquidation Event, each series of Series Preferred Stock shall be treated as if all holders of such series had converted such holders’ shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion of such series of Series Preferred Stock (including taking into account the operation of this paragraph (c) with respect to all series of Series Preferred Stock), holders of such series would receive (with respect to such series), in the aggregate, an amount greater than the amount that would be distributed to holders of such series if such holders had not converted such series of Series Preferred Stock into shares of Common Stock. If holders of any series are treated as if they had converted shares of Series Preferred Stock into Common Stock pursuant to this paragraph, then such holders shall not be entitled to receive any distribution pursuant to Section 3(a) that would otherwise be made to holders of such series of Series Preferred Stock.
          4. Asset Transfer or Acquisition Rights.
               (a) In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series Preferred Stock shall be entitled to receive, for each share of Series Preferred Stock then held, out of the proceeds of such Acquisition or Asset Transfer, greater of the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Sections 3(a) or 3(c) above.
               (b) For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least fifty percent (50%) of the voting power of the surviving entity (or if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease or other disposition of all or substantially all of the assets of the Company.
               (c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.
          5. Conversion Rights.
               The holders of the Series Preferred Stock shall have the following rights with respect to the conversion of the Series Preferred Stock into shares of Common Stock (the “Conversion Rights”):
               (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Stock Conversion Rate” then in effect (determined as provided in Section 5(b) by the number of shares of the corresponding series of Series Preferred Stock being converted.
               (b) Series Preferred Stock Conversion Rate. The conversion rate in effect at any time for conversion of each series of Series Preferred Stock (the “Series Preferred Stock Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of such series of Series Preferred Stock by the “Series Preferred Stock Conversion Price” of such series of Series Preferred Stock, calculated as provided in Section 5(c).
               (c) Series Preferred Stock Conversion Price. The conversion price for each series of Series Preferred Stock shall initially be the Original Issue Price of such series of Series Preferred Stock (the “Series Preferred Stock Conversion Price”). Such initial Series Preferred Stock Conversion Price shall be adjusted from time to time in accordance with this

Section 5. All references to the Series Preferred Stock Conversion Price herein shall mean the Series Preferred Stock Conversion Price as so adjusted.
               (d) Mechanics of Conversion. Each holder of Series Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred Stock. Except as set forth in Section 5(k), such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.
               (e) Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date that the first share of Series A-2 Preferred Stock is issued (the “A-2 Issuance Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series Preferred Stock, each Series Preferred Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the A-2 Issuance Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series Preferred Stock, each Series Preferred Stock Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.
               (f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the A-2 Issuance Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Series Preferred Stock, each Series Preferred Stock Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:
                    (i) The Series Preferred Stock Conversion Price shall be adjusted by multiplying the Series Preferred Stock Conversion Price then in effect by a fraction equal to:
                         (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance; and
                         (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;
                    (ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Stock Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and
                    (iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Stock Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Stock Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.
               (g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the A-2 Issuance Date, the Common Stock issuable upon the conversion of the Series Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4, a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5 or an adjustment upon achievement of the Performance Targets provided for in Section 5(i)), in any such event each holder of Series Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.
               (h) Sale of Shares Below Series A-2 or A-3 Preferred Stock Conversion Price.
                    (i) If at any time or from time to time on or after the A-2 Issuance Date the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Series Preferred Stock Conversion Price of either Series A-2 Preferred Stock or Series A-3 Preferred Stock (a “Qualifying Dilutive Issuance”), then, in each such case where the existing Series A-2 Preferred Stock Conversion Price or Series A-3 Preferred Stock Conversion Price is greater than the Effective Price, the then existing Series A-2 Preferred Stock Conversion Price and/or Series A-3 Preferred Stock Conversion Price, as

applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A-2 Preferred Stock Conversion Price or Series A-3 Preferred Stock Conversion Price, as applicable, in effect immediately prior to such issuance or sale by a fraction equal to:
                         (A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series A-2 Preferred Stock Conversion Price or Series A-3 Preferred Stock Conversion Price, as applicable, and
                         (B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.
     For purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.
                    (ii) No adjustment shall be made to the Series A-2 Preferred Stock Conversion Price or Series A-3 Preferred Stock Conversion Price in an amount less than one cent per share. Any adjustment required by this Section 5(h) shall be rounded to the nearest one cent ($0.01) per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the Series A-2 Preferred Stock Conversion Price and/or Series A-3 Preferred Stock Conversion Price.
                    (iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonable determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (iv) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A-2 Preferred Stock Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:
                         (A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and
                         (B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.
                         (C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced, provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.
                         (D) No adjustment of the Series A-2 Preferred Stock Conversion Price or Series A-3 Preferred Stock Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A-2 Preferred Stock Conversion Price and/or Series A-3 Preferred Stock Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A-2 Preferred Stock Conversion Price or Series A-3 Preferred Stock Conversion Price, as applicable, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the

Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred Stock.
                    (v) For the purpose of making any adjustment to the Conversion Price of the Series A-2 Preferred Stock or Series A-3 Preferred Stock required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:
                         (A) shares of Common Stock issued upon conversion of the Series Preferred Stock;
                         (B) shares of Common Stock or Convertible Securities issued after the A-2 Issuance Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;
                         (C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the A-2 Issuance Date;
                         (D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, strategic alliance, acquisition or similar business combination approved by the Board;
                         (E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial or lending institution approved by the Board;
                         (F) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company; provided that the issuance of shares therein has been approved by the Board;
                         (G) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including, without limitation (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements, provided that the issuance of shares therein has been approved by the Board.
          References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.
                    (vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series A-2 Preferred Stock Conversion Price and/or Series A-3 Preferred Stock Conversion Price, as applicable, shall be reduced to the Series Preferred Stock Conversion Price that would have been in effect with respect thereto had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.
               (i) Special Rules Applicable to Conversion of A-3 Preferred Stock.
          Notwithstanding the provisions of Section 5(a) above, the holders of Series A-3 Preferred Stock shall have no optional right to convert their shares of Series A-3 Preferred Stock into Common Stock until after the third anniversary (the “Third Anniversary Date”) of the date on which the Company first issues shares of Series A-3 Preferred Stock (the “A-3 Issuance Date”). Furthermore, the Series Preferred Stock Conversion Price applicable to such Series A-3 Preferred Stock shall be subject to adjustment as follows:
                    (i) If, on the Third Anniversary Date, the Performance Targets have been achieved, then the Series Preferred Stock Conversion Price applicable to Series A-3 Preferred Stock will be adjusted upward to cause the number of shares of Common Stock issuable upon conversion of such shares of Series A-3 Preferred Stock to equal 33-1/3% of the total shares of Common Stock outstanding immediately following the A-3 Issuance Date.
                    (ii) For purposes of this Section 5(i), the following terms shall have the following meanings:
                         (A) “Consolidated Company Revenues” means the consolidated revenues of the Company and all of its Subsidiaries for the time period in question before deducting any expenses, determined in accordance with GAAP, consistently applied.
                         (B) “Financial Firm Revenues” means Consolidated Company Revenues derived only from the selling, maintenance and support of the following financial products to financial firms:

                              (1) Trade Execution products, including but not limited to: Master Cache, Journal/Logging, Encode/Decode (e.g. Fix-fast), Virtual Order Book, Intelligent Order Routing, Algorithmic Trading Platform, Matching Engine; plus
                              (2) Real Time Analytics products, including but not limited to: Master Cache, Alert Engine, Calculation Engine, Value-at-Risk Engine; and
                              (3) History & Compliance products including but not limited to: Master Cache, Virtual Order Book, Compliance Appliance, Eavesdropper News, Journal/Logging, Time Series History, Intelligent News Interpretation.
               In addition, Financial Firm Revenues shall include any revenues generated by the Company or its Subsidiaries from the sale and/or licensing of products that aid financial firms in doing business to support the above functions. Financial firms shall include exchanges, financial institutions, banks, brokers/dealers, trading firms, hedge funds, application providers (including OMS vendors and financial websites) and all other companies that engage in the business of providing financial services. Financial Firm Revenues shall not include revenues generated from the sale and/or licensing of other products to a financial firm (e.g., email search products).
                    (C) “GAAP” means generally accepted U.S. accounting principals, consistently applied.
                    (D) “Performance Targets” means:
                         (1) For the twelve (12) months immediately preceding the Third Anniversary Date (the “Performance Period”), Consolidated Company Revenues equal or exceed Fifty Million Dollars ($50,000,000), and
                         (2) For the Performance Period, Financial Firm Revenues are less than 33.33% of Consolidated Company Revenues.
                    (E) “Subsidiary” means, with respect to any person or entity, all those corporations, associations, or other entities of which such person owns or controls 50% or more of the outstanding equity or voting securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity or voting securities is owned directly or indirectly by its parent.
               (j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series Preferred Stock Conversion Price of any series of Series Preferred Stock for the number of shares of Common Stock or other securities issuable upon conversion of such series of Series Preferred Stock, if such series of Series Preferred Stock is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Series Preferred Stock at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of

(i) the applicable Series Preferred Stock Conversion Price at the time in effect and (ii) the type and amount, if any, of other property which at the time would be received upon conversion of such series of Series Preferred Stock.
               (k) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred Stock at least ten (10) days prior to (x) the record date, if any, specified therein or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.
               (l) Automatic Conversion.
                    (i) Each share of Series Preferred Stock shall automatically be converted into shares of Common Stock, based on the applicable then-effective Series Preferred Stock Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of each series of the Series Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least ten million dollars ($10,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).
                    (ii) Upon the occurrence of either of the events specified in Section 5(l)(i) above, the outstanding shares of Series Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred Stock, the holders of Series

Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.
               (m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.
               (n) Reservations of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
               (o) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.
               (p) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred Stock so converted were registered.
          6. No Reissuance of Series Preferred Stock.
               No shares of Series Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.
     A. The Company may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its Bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Company, or any person who serves at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the laws (including, without limitation, the statutes, case law and principles of equity) of the State of Delaware. Without limiting the generality of the foregoing provisions of this Article V, to the fullest extent permitted or authorized by the laws of Delaware as now in effect and as the same may from time to time hereafter be amended, no director of the Company shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the immediately preceding sentence shall not adversely affect any right or protection of a director of the Company existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.
     B. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.
VI.
     For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
     A. The management of the business and the conduct of the affairs of the Company shall be vested in the Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Third Amended and Restated Certificate of Incorporation; provided that so long as one million (1,000,000) shares of Series A-3 Preferred Stock are outstanding, the number of directors constituting the whole Board shall be as set forth in Section 4(b) hereinabove.
     B. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.
     C. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, provided, however, that, in addition to any vote of the holders of any class of series of stock of the Company required by law or by this Third Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.
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     THREE: This Third Amended and Restated Certificate of Incorporation has been duly approved by the Board in accordance with Section 141 of the General Corporation Law.
     FOUR: This Third Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.
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     IN WITNESS WHEREOF, EXEGY INCORPORATED has caused this Third Amended and Restated Certificate of Incorporation to be signed by its President this ___ day of September, 2006.

EXEGY INCORPORATED

By:
Name:

Title: